Filed Pursuant to Rule 424(b)(5)

Registration No. 333-294373

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 30, 2026)

Wetour Robotics Limited

This prospectus supplement (“Prospectus Supplement”) amends and supplements the information in the prospectus, dated March 30, 2026, filed as a part of our registration statement on Form F-3 (File No. 333-294373), as supplemented by our prospectus supplements dated May 15, 2026 and July 6, 2026 (collectively, the “Prior Prospectuses”). This Prospectus Supplement should be read in conjunction with the Prior Prospectuses, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectuses. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectuses, and any future amendments or supplements thereto.

We filed the Prior Prospectuses to register the offer and sale of our ordinary shares, par value $0.01 per share (“Ordinary Shares”), from time to time pursuant to the terms of that certain At Market Sales Agreement dated May 15, 2026, as amended by the Amendment No.1 to the At Market Sales Agreement date July 6 2026 (the “Sales Agreement”), between Chaince Securities, LLC (the “Sales Agent”), acting as the agent, and us.

Since filing of the July 6, 2026 prospectus supplement for up to $50,000,000 Ordinary Shares, we have offered and sold 25,606,595 shares of Ordinary Shares for gross proceeds of approximately $2,290,279 pursuant to the Sales Agreement.

On August 19, 2026, we suspended sales of our Ordinary Shares pursuant to the Sales Agreement and provided notice to the Sales Agent that we are terminating the Sales Agreement and the “at-the-market” offering to which it relates, which termination will be effective 5 calendar days after August 19, 2026 in accordance with the terms of the Sales Agreement. We are filing this Prospectus Supplement to amend and supplement the information in the Prior Prospectuses to report the termination of the Sales Agreement and the “at-the-market” offering to which it relates and to terminate the Prior Prospectuses, which termination will be effective 5 calendar days after August 19, 2026 in accordance with the terms of the Sales Agreement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Chaince Securities, LLC

The date of this prospectus supplement is August 24, 2026